Exhibit (p)(2)
Highland Capital Management, L.P.
      CODE OF ETHICS
     A. Introduction
     The Company maintains a policy of strict compliance with the highest standards of ethical business conduct and the provisions of applicable federal securities laws, including rules and regulations promulgated by the SEC, and has adopted the policies and procedures described in this Section XIV (the “Code of Ethics”). This Code of Ethics shall apply to each “Employee” of the Company and other “Access Persons.” It is designed to ensure compliance with legal requirements and the Company’s standard of business conduct. Employees shall read and understand this Code of Ethics and uphold the standards in the Code of Ethics in their day-to-day activities at the Company. Unless otherwise indicated, the term “Employee” as used herein shall include: all partners, officers, directors and employees of the Company. The term “Supervised Person” shall include: all partners, officers, directors (or other persons occupying a similar status or performing similar functions) or Employees of the Company or a Fund or other person who provides investment advice on behalf of the Company and is subject to the supervision and control of the Company. The term “Access Person” as used herein includes (1) any partner, officer, director (or other person occupying a similar status or performing similar functions) or Employee of the Company or a Fund or other person who provides investment advice on behalf of the Company and is subject to the supervision and control of the Company, (2) any director, officer, general partner or Employee of any person in a control relationship to the Company or a Fund who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, investments, or whose functions relate to the making of any recommendations with respect to such investments and (3) any natural person in a control relationship to the Company or a Fund who obtains information concerning recommendations made to such Fund with regard to the purchase or sale of Fund investments; provided, however, that Fund directors who are not “interested persons” (as defined in the Investment Company Act) of any Fund are not considered Access Persons for the purposes of this Code of Ethics and are not subject to this Code of Ethics. For the purposes of this Code of Ethics, temporary workers and contract workers will be deemed to be Supervised Persons.
     This Code of Ethics does not address every possible situation that may arise. Consequently, every Employee is responsible for exercising good judgment, applying ethical principles, and bringing violations or potential violations of this Code of Ethics to the attention of the Chief Compliance Officer. Any questions regarding the Company’s policy and procedures should be referred to the Chief Compliance Officer or the Legal and Compliance Department.
     The Company will distribute this Code of Ethics, and any amendments, to each Access Person, and each Access Person will be required to sign either electronically or in writing an acknowledgement, indicating that they have received a copy of the Code of Ethics and will comply with its provisions. Acknowledgements required under the Code of Ethics may be submitted in written or electronic format containing substantially the same information included on the form.

      B. Standards of Conduct
Compliance with Governing Laws, Regulations and Procedures
          (a) The Company and its Access Persons shall comply with all applicable federal and state laws and regulations.
          (b) Access Persons shall comply with all procedures and guidelines established by the Company to ensure compliance with applicable federal and state laws and regulations. No Access Person shall knowingly participate in, assist, or condone any act of violation of any statute or regulation governing the Company or any act that would violate any provision of this Code of Ethics.
          (c) Access Persons shall have and maintain knowledge of and shall comply with the provisions of the Code of Ethics.
          (d) Access Persons having knowledge of violations of this Code of Ethics shall immediately report such violations to the Chief Compliance Officer.
Individual Standards of Conduct
The following general principles guide the individual conduct of each Employee and other Access Persons:
          (e) Access Persons will not take any action that will violate any applicable laws or regulations, including all federal securities laws.
          (f) Access Persons will adhere to the highest standards of ethical conduct.
          (g) Access Persons will maintain the confidentiality of all information obtained in the course of employment with the Company.
          (h) Access Persons will bring any issues reasonably believed to place the Company at risk to the attention of the Chief Compliance Officer.
          (i) Access Persons will not abuse or misappropriate the Company’s or any Client’s assets or use them for personal gain.
          (j) Access Persons will disclose any activities that may create an actual or potential conflict of interest between the Access Person, the Company and/or any Client.
          (k) Access Persons will deal fairly with Clients and other Access Persons and will not abuse the Access Person’s position of trust and responsibility with Clients or take inappropriate advantage of his or her position with the Company.
          (l) Access Persons will comply with this Code of Ethics.

      C. Ethical Business Practices
Compliance With Laws and Regulations
     It is the policy of the Company that any violation of applicable laws, regulations or this Code of Ethics shall be immediately reported to the Chief Compliance Officer. An Employee must not conduct individual investigations, unless authorized to do so by the Chief Compliance Officer. If an Employee, in good faith, raises an issue regarding a possible violation of law, regulation or Company policy or any suspected illegal or unethical behavior he or she will be protected from retaliation.
Falsification or Alteration of Records
     Falsifying or altering records or reports, preparing records or reports that do not accurately or adequately reflect the underlying transactions or activities, or knowingly approving such conduct is prohibited. Examples of prohibited financial or accounting practices include:
          (m) Making false or inaccurate entries or statements in any Company or Client books, records, or reports that intentionally hide or misrepresent the true nature of a transaction or activity.
          (n) Manipulating books, records, or reports for personal gain.
          (o) Failing to maintain books and records that completely, accurately, and timely reflect all business transactions.
          (p) Maintaining any undisclosed or unrecorded Company or Client funds or assets.
          (q) Using funds for a purpose other than the described purpose.
          (r) Making a payment or approving a receipt with the understanding that the funds will be, or have been, used for a purpose other than what is described in the record of the transaction.
Political Contributions
     No Company funds, merchandise, or services may be paid or furnished, directly or indirectly, to a political party, committee, organization or to a political candidate or incumbent, except if legally permissible and if approved in advance in writing by the Chief Compliance Officer. This Code of Ethics does not apply to or restrict the ability of any Employee to participate voluntarily in political activities on their own personal time or to make personal contributions. However, the Company is prohibited from reimbursing any Employee for political contributions made from such individual’s personal funds.

Payments to Government Officials or Employees
     Company funds or gifts may not be furnished, directly or indirectly, to a government official, government Employee or politician for the purpose of obtaining or maintaining business on behalf of the Company. Such conduct is illegal and may violate federal and state criminal laws. Assistance or entertainment provided to any government office should never, in form or substance, compromise the Company’s arms-length business relationship with the government agency or official involved.
Competition and Fair Dealing
     The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, not through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information obtained without the owner’s consent, or inducing such disclosures by past or present Employees of other companies is prohibited. Each Employee should endeavor to respect the rights of and deal fairly with the Clients, vendors, service providers, suppliers, and competitors. No Employee should, in connection with any Company business, take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice. Employees should not falsely disparage or make unfair negative comments about its competitors or their products and services. Negative public statements concerning the conduct or performance of any former Employee of the Company should also be avoided.
Privacy of Personal Information
     The Company will acquire and retain only personal information that is required for the effective operation of the business of the Company or that is required by law in the jurisdictions in which the Company operates. Access to such information will be restricted internally to those with a legitimate need to know. Employee communications transmitted by the Company’s systems are not considered private.
      D. Protection of Confidential Information
Confidentiality of Company Information
     Information generated in the Company is a valuable Company asset. Protecting this information plays a vital role in the Company’s continued growth and ability to compete. Such information includes among other things, technical information such as computer programs and databases, business information such as the Company’s objectives and strategies, trade secrets, processes, analysis, charts, drawings, reports, sales, earnings, forecasts, relationships with Clients, marketing strategies, training materials, Employee compensation and records, and other information of a similar nature. Employees must maintain the confidentiality of the Company’s proprietary and confidential information and must not use or disclose such information without the express consent of an officer of the Company or when legally mandated.

Confidentiality of Investor Information
     As a registered investment adviser, we have particular responsibilities for safeguarding our investors’ information and the proprietary information of the Company. Employees should be mindful of this obligation when using the telephone, fax, electronic mail, and other electronic means of storing and transmitting information. Employees should not discuss confidential information in public areas, read confidential documents in public places, or leave or discard confidential documents where they can be retrieved by others.
     Information concerning the identity of investors and their transactions and accounts is confidential. Such information may not be disclosed to persons within the Company except as they may need to know it in order to fulfill their responsibilities to the Company. You may not disclose such information to anyone or any firm outside the Company unless (i) the outside firm requires the information in order to perform services for the Company and is bound to maintain its confidentiality; (ii) when the Client has consented or been given an opportunity to request that the information not be shared (iii) as required by law, or (iv) as authorized by the Chief Compliance Officer.
     Information regarding investor orders must not be used in any way to influence trades in personal accounts or in the accounts of other Clients. Intentionally trading ahead of a Client’s order with the purpose of benefiting on the trade as a result of the Client’s follow-on trade is known as “frontrunning” and is prohibited. Similarly, intentionally following a Client’s order with Employee trading activity for a similar purpose is known as “piggybacking” or “shadowing” and is likewise prohibited. Certain six-month short-swing transactions (e.g., a sale and a purchase, or a purchase and a sale, occurring within a six-month period) are also prohibited. If you reasonably believe improper trading in personal or Client accounts has occurred, you must report such conduct to the Chief Compliance Officer. Additionally, Employees are prohibited from buying or selling an option while in possession of non-public information concerning a block transaction in the underlying stock, or buying or selling an underlying security while in possession of non-public information concerning a block transaction in an option covering that security (the “inter-market front running”), for an account in which the Company or such Employee has an interest or with respect to which the Company or such Employee exercises investment discretion. This prohibition extends to trading in stock index options and stock index futures while in possession of non-public information concerning a block transaction in a component stock of an index. A “block transaction” means a transaction involving 10,000 shares or more of an underlying security or options covering 10,000 shares or more of such security. In the case of a thinly traded security, fewer than 10,000 shares may constitute a block transaction.
      E. Personal Trading Policy
Trading by Access Persons
     Employees are strictly prohibited from trading on behalf of their personal accounts or any Client account on the basis of any inside information. All Employees are prohibited from trading for their personal accounts or any Employee-related accounts on the basis of information obtained as the result of their employment with the Company and are prohibited from disclosing such information to third parties. Employees should direct any questions regarding a specific transaction to the Chief Compliance Officer who, if necessary, will obtain advice from the Company’s legal counsel regarding the transaction.
Trading Accounts of Employees
     Each Employee of the Company must submit a securities account disclosure form to the Chief Compliance Officer within 10 days of becoming subject to the Code of Ethics and existing employees also must submit a disclosure form upon opening any new personal brokerage accounts. The Company’s policy requires Employees to notify the Legal and Compliance Department of all outside brokerage accounts by completing the securities account disclosure form electronically via the SunGard Personal Trading Assistant system (“PTA system”) within 10 days of employment or the opening of a new personal brokerage account. The Compliance Department also requires each Employee to provide a list of the Employee’s initial holdings in the Employee’s brokerage account as well as any holdings that are held in certificate form. The Employee may alternatively provide a copy of a brokerage statement dated within 45 days. For the purposes of this Manual, an Employee’s accounts (each, an “Employee account”) include:
          (s) Any account owned by an Employee, any account owned by his or her family (including a spouse, minor child or other relative living in the same household),
          (t) Any account, contract, understanding or other arrangement in which the Employee has a beneficial or pecuniary interest (such as a corporation, partnership, trust or estate in which the Employee has an interest),
          (u) Any account over which the Employee exercises discretionary trading control (such as an IRA, trust account or other custodian account).
     Accounts of relatives who do not reside with the Employee generally need not be included. However, patterns of transactions in such account that come to the attention of the Chief Compliance Officer and that appear to be in circumvention of this policy may be considered a violation of this policy.
     The following general principles guide the individual conduct of each Employee:
          (a) Employees are expected to devote their workdays to serving the Company’s Clients and the Company’s interests. Accordingly, Employee account transactions should generally be effected with a view toward investment, not speculation.
          (b) Under no circumstances may an Employee effect a transaction in his or her personal account or in an Employee account while either in possession of material, non-public information regarding the financial instrument and/or issuer that is the subject of the transaction or with knowledge that a Client account is engaging, or likely to engage on the same day, in a similar transaction in the same instrument.
          (c) In general, execution of Employee account orders are subject to completion of Client orders.

          (d) The Company reserves the right to cancel any Employee account order or transaction. If a transaction is canceled, the Employee will bear the risk of loss and the Company (or a designated charity) will retain any profit associated with such cancellation.
          (e) Any breach of this policy may result in disciplinary action, up to and including termination of employment. See Appendix C for a detailed list of sanctions relating to violations of the Company’s Code of Ethics.
     The Employee shall be provided with a Login ID for the SunGard Personal Trading Assistant system (“PTA System”) and shall disclose their brokerage account numbers for all reportable accounts via the form contained in the PTA system which is substantially similar to the form attached as Appendix D. All Employee personal brokerage accounts must be maintained with one of 11 approved broker-dealers. Quarterly, each Employee is required to certify to the Chief Compliance Officer that he has reported all transactions in all Employee accounts electronically via the PTA system.
     Employees will be allowed to place 40 trades per calendar year in reportable securities in their personal brokerage accounts.
     All personal trade requests in reportable securities must be entered into the SunGard PTA system.
     Reportable securities generally include equities, bonds, exchange trades funds (ETFs), notes and financial derivatives. In addition, trades in funds managed by Highland must be pre-cleared.
     Pre-clearance requirements do not apply to investments in the following securities: direct obligations of the U.S. government, municipal securities, annuities, mutual funds (open-end and closed-end), currencies and commodities.
     Any approved trades must be fully executed on the day they are entered. (Please note that ‘good until cancelled’ orders, as well as any other contingent one-time discretionary orders, are permissible as long as the order is not modified thereafter by the employee).
     Absent approval by the Chief Compliance Officer, Employees will not be permitted to trade in the securities of any issuer in which Highland has an investment in any portion of the capital structure. If an employee owns any such security at the time this policy goes into effect, they will be permitted to hold the position or sell the position (assuming Highland is not restricted), but will not be permitted to purchase additional securities in such issuer.
     Any requests for hardship exemptions must be provided to the Chief Compliance Officer in writing (or via e-mail) and the request will be presented to the Compliance Committee for review. The Employee is not permitted to complete any transaction unless approval has been granted. Any requests for hardship exemptions by the Chief Compliance Officer or any matter relating to personal trading of the Chief Compliance Officer shall be determined by the Compliance Committee (without the participation of the Chief Compliance Officer).

     Any and all ambiguities relating to the administration of this policy will be determined and resolved by the Chief Compliance Officer in his sole discretion.
     Prior to arranging a personal loan with a financial institution, which will be collateralized by securities, an Employee must obtain the approval of the Chief Compliance Officer. If the loan is approved, the Employee must supply the Chief Compliance Officer with a memorandum containing the following information:
          (a) The date of the transaction, the title and the number of securities involved in the transaction, the principal amount of each security, and a description of any other interest involved,
          (b) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition),
          (c) The price at which the transaction was effected, and
          (d) The name of the broker, dealer or bank with or through whom the transaction was effected.
      F. Prohibition Against Insider Trading
General
     The Company forbids any Supervised Person or other Access Person from trading, either personally or on behalf of others, including registered investment companies, private investment funds and private accounts advised by the Company, on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” The Company’s policy extends to activities within and outside each person’s duties at the Company.
     The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or to communications of material non-public information to others.
     While the law concerning insider trading is not static, it is generally understood that the law prohibits:
          (e) Trading by an insider while in possession of material non-public information;
          (f) Trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or
          (g) Communicating material non-public information to others.

Insider Trading
     The elements of insider trading and the penalties for such unlawful conduct are discussed below. If Employees have any questions they should consult the Chief Compliance Officer.
                (a) Who is an Insider?
     The concept of who is an “insider” is broad. It includes generally officers, directors and Employees of a Company. In addition, a person can become a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a Company’s affairs and, as a result, is given access to information solely for the Company’s purposes. A temporary insider can include, among others, a Company’s attorneys, accountants, consultants, bank lending officers, and certain Employees of such organizations. In addition, although it is unlikely to occur in the normal conduct of its business, the Company or an Access Person could become a temporary insider of a Company it advises or for which it performs other services. According to the U.S. Supreme Court, the Company must expect an outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.
                (b) What is Material Information?
     Trading on inside information is not a basis for liability unless the information is material. “Material information” is defined generally as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a Company’s securities. Information that should be considered material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation problems, antitrust charges, labor disputes, pending large commercial or government contracts, major new products or services, significant shifts in operating or financial circumstances (such as major write-offs and strikes at major plants) and extraordinary management developments (such as key personnel changes).
                (c) What is Non-Public Information?
     Information is non-public until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.
                (d) Penalties for Insider Trading
     Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

          (i) civil injunctions,
          (ii) disgorgement of profits,
          (iii) jail sentences,
          (iv) fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and
          (v) fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.
     In addition, violations can be expected to result in serious sanctions by the Company, detailed in Appendix C, potentially including dismissal of the persons involved.
Procedures to Detect and Prevent Insider Trading
     The following procedures have been established to aid Supervised Persons and other Access Persons in avoiding insider trading, and to aid the Company in preventing, detecting and imposing sanctions against individuals for insider trading. Each Supervised Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.
                (h) Identifying Inside Information
     Before trading for yourself or others, including any Client Account, in the securities of a Company about which you may have potential inside information, ask yourself the following questions:
          (i) Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if disclosed?
          (ii) Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by appearing in publications of general circulation? Is the information already available to a significant number of other traders in the market?
     If after consideration of the foregoing you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:
          (iii) Report the matter immediately to the Chief Compliance Officer.

          (iv) Do not purchase or sell the securities on behalf of yourself or others, including any Client Account.
          (v) Do not communicate the information within or outside of the Company other than to the Chief Compliance Officer.
                (i) Client Account Trading
     In connection with certain Company investments in syndicated loan participations and assignments, bank debt or certain other types of loan or debt obligations (“Loan Positions”), certain Access Persons may gain access to material, non-public information relating to the borrowing company. In such cases, the borrowing company will be placed on the Company’s Restricted List discussed below. In addition, in connection with investments in Loan Positions, the Company will often enter into a confidentiality agreement relating to information that it may receive concerning certain borrowing companies. It is the Company’s general policy that all companies who are the subject of a confidentiality agreement relating to a loan position will be placed on the Company’s Restricted List.
                (j) Personal Securities Trading
     Each Supervised Person must obtain pre-clearance from the Chief Compliance Officer or his/her designee before engaging in any securities transaction in which the Access Person has or will acquire direct or indirect “beneficial ownership.” For purposes of this Code of Ethics, securities transactions by the Supervised Person’s family (including a spouse, minor children and adults living in the same household as the Supervised Person) or trusts of which the Supervised Person is a trustee or in which he or she has a beneficial interest are considered to be a securities transaction by such Supervised Person. Each such Supervised Person must provide the Chief Compliance Officer or his designee with a written description of the proposed transaction by entering information for the trade request into the Company’s trade management system, or alternatively via e-mail. The Supervised Person shall be notified by the Chief Compliance Officer or his/her designee of clearance or denial of clearance to the Trade Request. Notification of approval or denial to trade may be given electronically, which will be retained in the Company’s records.
     The Chief Compliance Officer shall report all violations of this section of the Code of Ethics to the Compliance Committee, as well as the Board of Directors of each Fund.
                (k) Restricting Access to Material Non-public Information
     Information in your possession that you identify as material and non-public may not be communicated to anyone, including any person within the Company other than those persons who need to know such information in order to perform their job responsibilities at the Company. In addition, care should be taken to keep the information secure. For example, memos, reports, correspondence or files containing the information should be restricted.

                (l) Resolving Insider Trading Issues
     If, after consideration of the provisions of this Code of Ethics, you have questions as to whether information is material or non-public, the propriety of any action, or about the foregoing procedures, please contact the Chief Compliance Officer or his/her designee to discuss your questions before trading or communicating the information to anyone.
                (m) Restricted Lists
     Whenever the Chief Compliance Officer determines that an Access Person of the Company is in possession of material, non-public information with respect to an issuer (regardless of whether it is currently owned by the Company or any Client Account, but particularly if the Company is analyzing or recommending securities for Client transactions) such Company will be placed on the Restricted List. The Chief Compliance Officer will also have the discretion of placing a Company on the Restricted List even though no Employee has or is expected to receive any material, non-public information about the issuer. Such action may be taken for the purpose of avoiding any appearance of the misuse of material, non-public information. When a Company is placed on the Restricted List, all Supervised Persons and other Access Persons are prohibited from personal trading in securities of those issuers. In addition, no trades in Client Accounts may be made in an issuer on the Restricted List until the Chief Compliance Officer makes a determination described in the following paragraph.
     In the event that the Company desires to engage in a securities transaction relating to an issuer that is listed on the Company’s Restricted List, the Chief Compliance Officer or his/her designee will conduct an investigation into the circumstances surrounding the placement of such issuer on the Restricted List. In connection with any such investigation, the Chief Compliance Officer will determine (i) the extent to which any Supervised Person may have continued possession of material, non-public information, and (ii) whether that Supervised Person’s access (if any) to such material, non-public information will prevent the Company from engaging in such security transaction. All such determinations will be made on a case-by-case basis. Should the Chief Compliance Officer determine that the trade is permissible, then the portfolio manager will be required to execute a certification affirming that, as of such trade date, they do not possess any material, non-public information relating to such issuer.
     The Chief Compliance Officer or designee will be responsible for determining whether to remove a particular Company from the Restricted List. The only persons who will have access to remove issuers from the Restricted List are members of the Legal and Compliance Department.
                (n) Brokerage Restrictions
     The Company may require that Supervised Persons trade only through certain brokers, or may place limitations on the number of brokerage accounts permitted. The Company will initiate and notify Supervised Persons of these requirements as they become necessary.

                (o) Securities Assignment Procedures
     When allocating new securities analysis assignments to Company personnel, to the extent practicable, the Company will review the personnel files of its qualified Access Persons to determine whether such Access Person’s personal holdings present any apparent conflicts of interest. Particular attention will be paid to personal transactions that were made within a six-month period of the security assignment research. New securities analyses will not be assigned to Access Persons whose personal holdings may present a conflict of interest. A notation will be made in any such Access Person’s file to document that they were considered for the opportunity, but could not be assigned the opportunity due to a potential conflict of interest.
                (p) IPOs and Private Placements
     Without the prior approval of the Chief Compliance Officer, Supervised Persons may not purchase securities in an initial public offering or private placement. A determination as to whether to grant approval will take into account, among other factors, whether the opportunity is being offered to an individual by virtue of his/her position with the Company.
      G. Gifts and Entertainment
General
     The Company recognizes the value of fostering good working relationships with individuals and firms doing business or seeking to do business with the Company. To this end, subject to the guidelines below, Employees are permitted, on occasion, to accept gifts and invitations to attend entertainment events. When doing so, however, Employees should always act in the best interests of the Company and its Clients and should avoid any activity that might create an actual or perceived conflict of interest or impropriety in the course of the Company’s business relationships. Employees should contact the Chief Compliance Officer or his/her designee to discuss any offered activity or gift that they feel creates such a conflict. The Company reserves the right to prohibit the acceptance or retention of a gift or offer of entertainment, regardless of value, as it may determine in its sole discretion. In addition, the Company may reimburse certain expenses or costs paid by Employees as determined on a case by case basis.
     Any gifts or entertainment of significant value offered from an existing or prospective firm service provider or counterparty must be approved by the Chief Compliance Officer via the form included in Appendix I. Entertainment may include such events as meals, shows, concerts, theatre events, sporting events, certain accommodations or similar types of entertainment. “Entertainment” also includes in-town and out-of-town trips and seminars where the service provider or counterparty offers to pay for items such as lodging, airfare, meal and/or event expenses. For the purposes hereof, a gift will be deemed to be of significant value if it exceeds $150.00 and an entertainment event will be deemed to be of significant value if it exceeds $400.00 per day or $800.00 in the aggregate. An entertainment event will only be deemed to be entertainment if the service provider or counterparty is also attending the event (otherwise, it will be deemed to be a gift). No gift or entertainment may be accepted or given, however, regardless of value, that is intended to influencing, or has the likelihood of influences, any business decision or relationship of the Company.
Entertainment
     “Entertainment” includes events such as meals, shows, concerts, theatre events, sporting events, or similar types of entertainment.
          (q) Employees must pay for all air transportation, which may be reimbursed by the Company in its sole discretion.
          (r) Despite the actual dollar value, the cost of the entertainment should in all instances be reasonable under the circumstances.
          (s) Employees may not request to attend particular entertainment events.
          (t) Entertainment events (excluding routine business dinners) should be limited to 6 events per year (while not bound by this limitation, special consideration should be given as to any potential perception of impropriety should be made when exceeding the threshold).
          (u) Employees may not attend entertainment events (excluding routine business dinners) on more than four occasions annually from a specific service provider or counterparty.
Gifts
          (v) Employees may not request or solicit gifts.
          (w) No gift of cash or cash equivalents may be accepted.
          (x) Employees may not receive gifts on more than two occasions annually from a specific service provider or counterparty.
Employee Provided Gifts and Entertainment
     Employees may occasionally give and expense business gifts to someone doing or seeking to do business with the Advisor.
          (y) The value of such gift should be limited to approximately $150.00.
          (z) Employees should limit entertainment and meal expenses to approximately $150.00 per attendee per event and approximately $400.00 per person per day.
          (aa) Employees should not give a requested business gift or entertainment.
Dated July 2, 2008